EXHIBIT 23.2

To Whom It May Concern:

We hereby consent to the use in the Amendment No. 2 to the Registration Statement of Hip Cuisine, Inc. on Form S-1 to be filed on July 19, 2017, of our Report of Independent Registered Public Accounting Firm, dated July 19, 2017 on the balance sheet of Rawkin Bliss, LLC. as of December 31, 2015 and the related statements of operations, members’ equity (deficit) and cash flows for the year ended December 31, 2015, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah 84111

July 19, 2017